Filed Pursuant to Rule 424(b)(4)
Registration No. 333-261060

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 15, 2021)

LESLIE’S, INC.

12,500,000 Shares

Common Stock

The selling stockholders identified in this prospectus supplement are offering an aggregate of 12,500,000 shares of our Common Stock, par value $0.001 per share (“Common Stock”). We are not selling any shares in this offering and will not receive any of the proceeds. We will bear all of the offering expenses other than the underwriting discount.

Subject to certain conditions, we have agreed to repurchase directly from the selling stockholders 7,500,000 shares of our Common Stock held by the selling stockholders as part of our existing stock repurchase program (the “Stock Repurchase”). The price per share to be paid by us in the Stock Repurchase will equal the price at which the underwriters will purchase shares from the selling stockholders in this offering. The completion of the Stock Repurchase is expected to occur concurrently with the closing of this offering. This offering is not conditioned upon the completion of the Stock Repurchase. See “Prospectus Supplement Summary — Recent Developments,” beginning on page S-1 of this prospectus supplement.

Our Common Stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “LESL.” On December 13, 2021, the last reported sale price of our Common Stock was $20.60 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as the risk factors contained in the accompanying prospectus and the documents incorporated by reference herein and therein, for a discussion of factors you should consider before buying shares of our Common Stock.

	Per Share	Total
Public offering price	$20.50	$256,250,000
Underwriting discount(1)	$0.25	$3,125,000
Proceeds, before expenses, to the selling stockholders	$20.25	$253,125,000

(1)	See “Underwriting” for additional information regarding underwriting compensation.

The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to an additional 1,875,000 shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Common Stock against payment in New York, New York, on or about December 16, 2021.

Goldman Sachs & Co. LLC	Morgan Stanley

The date of this prospectus supplement is December 14, 2021

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus dated November 15, 2021. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”). Under the shelf registration process, the selling stockholders may offer and sell, from time to time, shares of our Common Stock in one or more offerings.

The accompanying prospectus provides you with a general description of our Common Stock. This prospectus supplement contains specific information about the terms of this offering of shares of Common Stock by the selling stockholders named in this prospectus supplement. This prospectus supplement may also add to, update or change information contained in the accompanying prospectus or in any documents that we have incorporated by reference into this prospectus supplement or the accompanying prospectus and, accordingly, to the extent inconsistent, information in the accompanying prospectus or incorporated by reference herein or therein is superseded by the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. The registration statement filed with the SEC includes or incorporates by reference exhibits that provide more details about the matters discussed in this prospectus supplement and the accompanying prospectus. You should carefully read this prospectus supplement, the accompanying prospectus and the related exhibits filed with the SEC, together with the additional information described herein and in the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should not consider any information in this prospectus supplement or the accompanying base prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for investments, legal, tax, business, financial and related advice regarding the purchase of our shares of Common Stock. We are not making any representation to you regarding the legality of an investment in our shares of Common Stock by you under applicable investment or similar laws.

None of us, the selling stockholders, or the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus constitute an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is current only as of its respective date.

No offer of the Common Stock will be made in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.

Unless the context otherwise indicates, references in this prospectus supplement to “we,” “us,” “our,” and the “Company” are to Leslie’s, Inc. and its subsidiaries. The term “you” refers to a prospective investor.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic and current reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file periodic and current reports, proxy statements and other information with the SEC. Such materials may also be accessed electronically by means of the SEC’s website at www.sec.gov.

We also furnish our stockholders with annual reports containing our consolidated financial statements audited by our independent registered public accounting firm and quarterly reports containing our unaudited consolidated financial information. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and amendments or supplements to those reports and statements, filed with the SEC, free of charge at our website at https://www.lesliespool.com/. Information contained on, or accessible through, our website is not a part of this prospectus and you should not rely on that information when making a decision to invest in our common stock.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended October 2, 2021, filed with the SEC on December 10, 2021; and

•	our Current Report on Form 8-K filed with the SEC on October 26, 2021.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Leslie’s, Inc., 2005 East Indian School Road, Phoenix, AZ 85016, telephone: (602) 366-3999. You also may access these filings on our website at www.lesliespool.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained in this prospectus supplement and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Before making your investment decision with respect to our Common Stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Company Overview

We are the largest and most trusted direct-to-consumer brand in the $11 billion United States pool and spa care industry, serving residential and professional consumers. Founded in 1963, we are the only direct-to-consumer pool and spa care brand with national scale, operating an integrated marketing and distribution ecosystem powered by a physical network of 952 branded locations and a robust digital platform. We have a market-leading share of approximately 15% of residential aftermarket product spend as of 2021, which represents an increase of approximately 1,000 basis points since 2010, our physical network is larger than the sum of our twenty largest competitors, and our digital sales are estimated to be greater than five times as large as that of our largest digital competitor. We offer an extensive assortment of professional-grade products, the majority of which are exclusive to Leslie’s, as well as certified installation and repair services, all of which are essential to the ongoing maintenance of pools and spas. Our dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering our consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas. Over the last five fiscal years, we have spent more than $90 million in foundational investments across new technologies and capabilities focused on transforming our consumer experience and advancing our industry leadership. The unprecedented scale of our integrated marketing and distribution ecosystem, which is powered by our direct-to-consumer network, uniquely enables us to efficiently reach and service every pool and spa in the continental United States capabilities no competitor can match.

Recent Developments

On December 3, 2021, our board of directors authorized a share repurchase program for up to an aggregate of $300.0 million of shares of our Common Stock over the next three years. The level of repurchases depends on a number of factors, including our financial condition, capital requirements, cash flows, results of operations, future business prospects and other factors our management may deem relevant. The timing, volume and nature of repurchases, are subject to market conditions, applicable securities laws and other factors and may be amended, suspended or discontinued at any time. Shares may be repurchased from time to time on the open market, in privately negotiated transactions, or otherwise.

In a privately negotiated transaction, we entered into a stock repurchase agreement, dated December 14, 2021, with the selling stockholders pursuant to which we have agreed to repurchase directly from the selling stockholders an aggregate of 7,500,000 shares of our Common Stock held by the selling stockholders as part of our existing stock repurchase program. The price per share to be paid by us in the Stock Repurchase will equal the price at which the underwriters will purchase shares from the selling stockholders in this offering. The completion of the Stock Repurchase is subject to certain conditions and is expected to occur concurrently with the closing of this offering. This offering is not conditioned upon the completion of the Stock Repurchase.

The terms and conditions of the Stock Repurchase were reviewed and approved by the Audit Committee of our board of directors, which is comprised solely of independent directors. We expect to fund the Stock Repurchase with cash on hand. Any shares of our Common Stock that we will repurchase in the Stock Repurchase will be retired and thereafter will be authorized and unissued shares.

12,500,000 shares of our Common Stock are being offered by the selling stockholders pursuant hereto, and the closing of the Stock Repurchase is expected to occur concurrently with the closing of this offering. Following the completion of this offering and the Stock Repurchase and the retirement of the repurchased shares, 182,482,218 shares of our Common Stock will be outstanding. In addition, following the completion of this offering and the Stock Repurchase, the selling stockholders will collectively own 30,990,338 shares of our Common Stock. The Stock Repurchase will lower our share count by 7,500,000 shares and add flexibility to our capital structure.

Corporate Information

Our principal executive offices are located at 2005 East Indian School Road, Phoenix, Arizona 85016 and our telephone number is (602) 366-3999. We maintain a website at the address www.lesliespool.com. Information contained on, or accessible through, our website is not a part of this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on that information when making a decision to invest in our common stock.

THE OFFERING

Common Stock offered by the selling stockholders	12,500,000 shares (or 14,375,000 shares if the underwriters exercise in full their option to purchase additional shares from the selling stockholders)

Option to purchase additional shares of Common Stock	The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to 1,875,000 additional shares Common Stock.

Concurrent Stock Repurchase	Subject to certain conditions, we have agreed to repurchase directly from the selling stockholders an aggregate of 7,500,000 shares of our Common Stock held by the selling stockholders as part of our existing stock repurchase program. The price per share to be paid by us in the Stock Repurchase will equal the price at which the underwriters will purchase the shares from the selling stockholders in this offering. The completion of the Stock Repurchase is expected to occur concurrently with the closing of this offering. This offering is not conditioned upon the completion of the Stock Repurchase. See “Prospectus Supplement Summary — Recent Developments.

Common Stock to be outstanding after this offering and the retirement of the shares to be acquired in the Stock Repurchase	182,482,218 shares (including if the underwriters exercise in full their option to purchase additional shares from the selling stockholders).

Use of proceeds	The selling stockholders will receive all of the proceeds from this offering. We will not receive any proceeds from the sale of shares in this offering. See “Use of Proceeds” beginning on page S-6 of this prospectus supplement and “Selling Stockholders” beginning on page S-7 of this prospectus supplement.

Risk factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Global Select Market symbol	“LESL”

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	no vesting of the restricted stock units described below; and

•	no exercise by the underwriters of their option to purchase additional shares of Common Stock.

The number of shares of our Common Stock to be outstanding after this offering is based on 189,982,218 shares of Common Stock outstanding as of December 10, 2021, and excludes:

•	7,460,313 shares of Common Stock reserved for future issuance under our 2020 Omnibus Incentive Plan;

•	2,920,794 shares of Common Stock issuable upon the settlement of restricted stock units outstanding as of December 10, 2021; and

•

4,786,675 shares of Common Stock issuable upon the exercise of stock options outstanding as of December 10, 2021 under our 2020 Omnibus Incentive Plan, at a weighted average exercise price of $18.18 per share.

RISK FACTORS

Uncertainties described in this prospectus supplement and the accompanying prospectus, including, without limitation, the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended October 2, 2021, as such risk factors may be updated in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, before making an investment decision and other filings we make with the SEC from time to time, which are incorporated by reference herein, before making an investment decision pursuant to this prospectus supplement.

Our business, financial condition, results of operations, cash flows and prospects, and your investment in the offered securities, could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of Common Stock offered hereby. We will not receive any proceeds from this offering.

Pursuant to a Registration Rights and Lock-Up Agreement with the selling stockholders and certain other stockholders (the “Registration Rights Agreement”), we will bear all out-of-pocket costs, fees and expenses in connection with the selling stockholders’ resale of the shares of Common Stock to be sold pursuant to this prospectus supplement, except for any underwriting discount and brokerage fees. We will expense these costs as incurred.

For more information on the Registration Rights Agreement, see the section titled “Certain Relationships and Related Party Transactions — Registration Rights” in our Annual Report on Form 10-K for the fiscal year ended October 2, 2021, which is incorporated by reference herein. and the section entitled “Description of Capital Stock — Registration Rights” in the accompanying prospectus.

SELLING STOCKHOLDERS

The following table sets forth (i) the selling stockholders, (ii) the number of shares of Common Stock that each selling stockholder beneficially owned as of December 10, 2021, without giving effect to the Stock Repurchase, (iii) the number of shares of Common Stock proposed to be sold in this offering by each selling stockholder, and (iv) the number of shares of our Common Stock that will be beneficially owned by each selling stockholder following this offering, assuming that the 12,500,000 shares offered hereunder are sold as contemplated herein and assuming concurrent completion of the Stock Repurchase, with and without exercise of the underwriters’ option to purchase 1,875,000 additional shares.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including securities underlying warrants and options that are currently exercisable or exercisable within 60 days of December 10, 2021. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Under these rules, for purposes of calculating the percentage ownership of the selling stockholder, the shares of Common Stock subject to options, warrants and other derivative securities owned by the selling stockholders and exercisable or convertible within 60 days of December 10, 2021 are considered outstanding for the purpose of computing the percentage ownership of the selling stockholder. Such shares are not, however, deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity.

Except as indicated by footnote to the table below, the selling stockholders named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by it.

Our calculation of the percentage of beneficial ownership is based on 189,982,218 shares of Common Stock outstanding as of December 10, 2021.

	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock to be Sold in the Offering	Number of Shares of Common Stock Beneficially Owned After this Offering Assuming No Exercise of Underwriters’ Option(1)		Number of Shares of Common Stock Beneficially Owned After the Offering Assuming Full Exercise of Underwriters’ Option(1)
Name of Selling Holder	Shares	Percent		Shares	Percent	Shares	Percent
Entities Affiliated with L Catterton(2)	31,760,419	16.7%	7,785,891	19,302,993	10.6%	18,135,109	9.9%
Explorer Investment Pte. Ltd.(3)	19,229,919	10.1%	4,714,109	11,687,345	6.4%	10,980,229	6.0%

(1)	Gives effect to the Stock Repurchase described in “Summary — Recent Developments.”
(2)

All of the shares of common stock are held by Bubbles Investor Aggregator, L.P. (“Bubbles Aggregator”). C8 Management, L.L.C. is the general partner of Bubbles Aggregator, and the management of C8 Management, L.L.C. is controlled by a managing board. J. Michael Chu and Scott A. Dahnke are the members of the managing board of C8 Management, L.L.C. and as such could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by the entities affiliated with Catterton Management Company, L.L.C., but each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the entities and individuals mentioned in this footnote is 599 West Putnam Avenue, Greenwich, CT 06830.

(3)

Explorer Investment Pte. Ltd. (the “GIC Investor”) shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Pte. Ltd. (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

UNDERWRITING

Subject to the terms and conditions of an underwriting agreement dated the date hereof, the underwriters named below have agreed to purchase from the selling stockholder the number of shares of Common Stock indicated below:

Underwriters	Number of Shares of Common Stock
Goldman Sachs & Co. LLC	6,250,000
Morgan Stanley & Co. LLC	6,250,000

12,500,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of Common Stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of Common Stock offered by this prospectus supplement if any of these shares are purchased.

The underwriters are purchasing the shares of Common Stock from the selling stockholders at a price of $20.25 per share. The underwriters initially propose to offer the shares of Common Stock to the public at the offering price listed on the cover of this prospectus supplement. After the initial offering of the shares of Common Stock, the applicable offering price and other selling terms may from time to time be varied by the underwriters. The difference between the price at which the underwriters purchase shares of Common Stock and the price at which the underwriters resell such shares of Common Stock may be deemed underwriting compensation.

Subject to certain conditions, we have agreed to repurchase directly from the selling stockholders an aggregate of 7,500,000 shares of our Common Stock held by the selling stockholders as part of our existing stock repurchase program. The price per share to be paid by us in the Stock Repurchase will equal the price at which the underwriters will purchase shares from the selling stockholders in this offering. The completion of the Stock Repurchase is expected to occur concurrently with the closing of this offering. This offering is not conditioned upon the completion of the Stock Repurchase.

The following table shows the per share and total public offering price, underwriting discount and proceeds before expenses to the selling stockholders.

	Per Share	Total
Public offering price	$20.50	$256,250,000
Underwriting discount	$0.25	$3,125,000
Proceeds, before expenses, to the selling stockholders	$20.25	$253,125,000

We estimate the total expenses of this offering, payable by us, excluding the underwriting discount payable by the selling stockholders, will be approximately $300,000, which includes an amount not to exceed $20,000 that we have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering.

We and the selling stockholders have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We, our officers and directors and the selling stockholders have agreed that, for a period of 45 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for our Common Stock, subject to certain customary exceptions and other than in connection with the Stock Repurchase. The underwriters in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

In order to facilitate the offering of the shares of Common Stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of Common Stock, which involves making bids for, purchasing and selling shares of Common Stock in the open market to stabilize the price of the shares of Common Stock. These stabilizing transactions may include making short sales of shares of Common Stock, which involves the sale by the underwriters of a greater number of shares of Common Stock than they are required to purchase in this offering, and purchasing shares of Common Stock on the open market to cover positions created by short sales.

These activities may have the effect of raising or maintaining the market price of Common Stock or preventing or retarding a decline in the market price of Common Stock, and, as a result, the price of Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriters, or selling group members, if any, participating in this offering.

The underwriters or their affiliates have provided investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services. In addition, the selling stockholders may be deemed an underwriter in connection with this offering.

Selling Restrictions

Notice to Prospective Investors in Canada

Shares of our Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying base prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, each a Relevant Member State, no shares of our Common Stock have been offered or will be offered pursuant to the offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member

State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Shares shall require the company or any representative to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with the underwriters and their affiliates and the company that:

(a) it is a qualified investor within the meaning of the Prospectus Regulation; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the representative has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.

The company, the underwriters and their respective affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the representative of such fact in writing may, with the prior consent of the representative, be permitted to acquire shares in the offering.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and any other material in relation to the shares described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the FPO; or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the FPO; (iii) outside the UK; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any shares may otherwise lawfully be communicated or caused to be communicated, (all such persons together being referred to as Relevant Persons). The shares are only available in the UK to, and any invitation, offer or agreement to purchase or otherwise acquire the shares will be engaged in only with, the Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the UK. Any person in the UK that is not a Relevant Person should not act or rely on this prospectus or any of its contents.

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the shares shall require the company and/or any underwriter or any of their respective affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the UK who acquires any shares in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the company, the underwriters and their respective affiliates that it meets the criteria outlined in this section.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This prospectus supplement has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this prospectus supplement in Australia:

•	you confirm and warrant that you are either:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

•	a person associated with the company under section 708(12) of the Corporations Act; or

•

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus supplement is void and incapable of acceptance; and

•

you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the Swiss Code of Obligations and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Qatar

The shares described in this prospectus supplement have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus supplement has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus supplement is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in the United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (UAE), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (DFSA), a regulatory authority of the Dubai International Financial Centre (DIFC). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California. Certain legal matters in connection the shares of common stock offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of Leslie’s, Inc. appearing in Leslie’s, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 2, 2021 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

56,589,067 Shares

Common Stock

This prospectus covers the offer and resale by the selling stockholders identified in this prospectus of up to an aggregate of 56,589,067 shares of our common stock.

We are not offering or selling any shares of common stock under this prospectus and we will not receive any proceeds from the sale of the common stock by the selling stockholders.

The selling stockholders may offer and sell the shares of common stock at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, or at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may sell the shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both.

We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section titled “Plan of Distribution” on page 18. The selling stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “LESL.” On November 12, 2021, the last reported sales price of a share of our common stock on Nasdaq was $23.67.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” on page 10 of this prospectus as well as the risk factors and other information contained in the applicable prospectus supplement, any related free writing prospectus, and in the documents we incorporate by reference into this prospectus or applicable prospectus supplement. See “Where You Can Find More Information.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated November 15, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the selling stockholders named in this prospectus may offer and sell the common stock described in this prospectus in one or more offerings. Any accompanying prospectus supplement or any related free writing prospectus may also add, update or change information contained in this prospectus or in any documents incorporated by reference into this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement. You should read this prospectus, any accompanying prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation by Reference,” before investing in the common stock offered.

You should rely only on the information contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. This document may only be used where it is legal to sell our common stock. You should not assume that the information contained in this prospectus, any prospectus supplement, any applicable free writing prospectus or the documents incorporated by reference, is accurate as of any date other than the dates of those documents regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the common stock.

For investors outside the United States: Neither we nor the selling stockholders have done anything that would permit this offering, or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus, in any jurisdiction where action for that purpose is required other than in the United States. Persons outside the United States who come into possession of this prospectus, any applicable prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside of the United States.

In this prospectus, unless expressly indicated or the context otherwise requires, references in this prospectus to “we,” “our,” “us,” “Leslie’s,” “the Company,” and “our Company” refer to Leslie’s, Inc., a Delaware corporation, and its consolidated subsidiaries.

All references to “this prospectus” refer to this prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic and current reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file periodic and current reports, proxy statements and other information with the SEC. Such materials may also be accessed electronically by means of the SEC’s website at www.sec.gov.

We also furnish our stockholders with annual reports containing our consolidated financial statements audited by our independent registered public accounting firm and quarterly reports containing our unaudited consolidated financial information. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and amendments or supplements to those reports and statements, filed with the SEC, free of charge at our website at https://www.lesliespool.com/. Information contained on, or accessible through, our website is not a part of this prospectus and you should not rely on that information when making a decision to invest in our common stock.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended October 3, 2020, filed with the SEC on December 23, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended January 2, 2021, April 3, 2021, and July 3, 2021 filed with the SEC on February 8, 2021, May 10, 2021, and August 6, 2021, respectively; and

•	our Current Reports on Form 8-K filed with the SEC on November 2, 2020, March 10, 2021, August 13, 2021 and October 26, 2021.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to Leslie’s, Inc., 2005 East Indian School Road, Phoenix, AZ 85016, telephone: (602) 366-3999. You also may access these filings on our website at www.lesliespool.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations or financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Our actual results could differ materially from those indicated in these forward-looking statements for a variety of reasons, including, among others:

•	our ability to execute on our growth strategies;

•	our ability to maintain favorable relationships with suppliers and manufacturers;

•	competition from mass merchants and specialty retailers;

•	impacts on our business from the sensitivity of our business to weather conditions, changes in the economy, and the housing market;

•	our ability to implement technology initiatives that deliver the anticipated benefits, without disrupting our operations;

•	regulatory changes and development affecting our current and future products;

•	our ability to obtain additional capital to finance operations;

•	commodity price inflation and deflation;

•	impacts on our business from the COVID-19 pandemic; and

•	other risks and uncertainties, including those listed in the section titled “Risk Factors.”

You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” in any accompanying prospectus supplement and in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended October 3, 2020, our Quarterly Report on Form 10-Q for the quarter ended January 2, 2021, our Quarterly Report on Form 10-Q for the quarter ended April 3, 2021, and our Quarterly Report on Form 10-Q for the quarter ended July 3, 2021, which are incorporated by reference herein. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus and any accompanying prospectus supplement are based on events or circumstances as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

You should read this prospectus, any accompanying prospectus supplement and the information incorporated by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

ABOUT LESLIE’S, INC.

We are the largest and most trusted direct-to-consumer brand in the $11 billion United States pool and spa care industry, serving residential, professional, and commercial consumers. Founded in 1963, we are the only direct-to-consumer pool and spa care brand with national scale, operating an integrated marketing and distribution ecosystem powered by a physical network of 952 branded locations and a robust digital platform. We command a market-leading share of nearly 15% of residential aftermarket product spend as of 2020, which represents an increase of approximately 600 basis points since 2010, our physical network is larger than the sum of our twenty largest competitors, and our digital sales are estimated to be greater than five times as large as that of our largest digital competitor. We offer an extensive assortment of professional-grade products, the majority of which are exclusive to Leslie’s, as well as certified installation and repair services, all of which are essential to the ongoing maintenance of pools and spas. Our dedicated team of associates, pool and spa care experts, and experienced service technicians are passionate about empowering our consumers with the knowledge, products, and solutions necessary to confidently maintain and enjoy their pools and spas. Over the last five fiscal years, we have spent more than $70 million in foundational investments across new technologies and capabilities focused on transforming our consumer experience and advancing our industry leadership. The unprecedented scale of our integrated marketing and distribution ecosystem, which is powered by our direct-to-consumer network, uniquely enables us to efficiently reach and service every pool and spa in the continental United States—capabilities no competitor can match.

The aftermarket pool and spa care industry is one of the most fundamentally attractive consumer categories given its scale, predictability, and growth outlook. Since 1970, when industry market data was first collected, the market has demonstrated consistent growth due to the non-discretionary nature of ongoing water treatment to maintain safe, sanitized water. Without proper ongoing maintenance, water quality quickly degrades, yielding unsafe conditions and risking equipment failure. As a result, each pool and spa represents an annuity-like stream of chemical, equipment, and service revenue for their average life span of over 25 years. We estimate the average in-ground pool owner spends $24,000 or more on maintenance products and services over the life of a pool. According to P.K. Data, the United States market is comprised of a growing installed base of more than 14 million pools and spas, and the installed base of residential in ground pools has grown every year for at least 50 years. The industry generated over $11 billion in estimated revenue during 2020 and grew at an estimated 5.1% CAGR from 2015 to 2020.

The industry is currently experiencing a significant increase in demand, as the COVID-19 pandemic has accelerated secular trends in consumer behavior. Consumers are increasingly focused on outdoor living, healthy lifestyles, sanitization and safety, migrating to lower density communities, and spending more time at home, all of which are fundamentally changing their spending patterns. In particular, the stay-at-home reality of the pandemic has led to significant growth in new pool installations and pool usage. Based on research performed by P.K. Data, new pool installations grew by 23% in 2020. This significant increase in new pool construction activity represents a permanent increase in demand for aftermarket products and services. Over 200,000 new in ground pools are expected to be constructed in 2021 and 2022, representing over $5 billion in estimated lifetime maintenance spend. While our business is not dependent on new pool construction, we believe we are uniquely positioned to capture a meaningful portion of the related aftermarket spend.

Given we play primarily in the aftermarket business, we have a highly predictable, recurring revenue model, as evidenced by our 57 consecutive years of sales growth. Approximately 80% of our assortment is comprised of non-discretionary products essential to the care of residential and commercial pools and spas. Our assortment includes chemicals, equipment and parts, cleaning and maintenance equipment, and safety, recreational, and fitness-related products. We also offer important, essential services, such as equipment installation and repair for residential and commercial consumers. Consumers receive the benefit of extended vendor warranties when purchasing product through our locations or when our certified in-field technicians install or repair equipment on-site. We also offer complimentary, commercial-grade, in-store water testing and analysis via our proprietary AccuBlue® system, which increases consumer engagement, conversion, basket size, and loyalty, resulting in higher lifetime value. Our water treatment expertise is powered by data and intelligence accumulated from the millions of water tests we have performed over our history, positioning us as the most trusted water treatment solutions provider in the industry. Due to the non-discretionary nature of our products and services, our business has historically delivered strong, uninterrupted growth and profitability in all market environments, including the Great Recession and the COVID-19 pandemic. Our growth has recently accelerated with sales growth of 19.8% for fiscal year 2020 and sales growth of 28.1% for the first 39 weeks of fiscal year 2021 when compared to the prior year periods.

57 Years of Leadership and Disruptive Innovation in Pool & Spa Care

Since our founding in 1963, we have been the leading innovator in our category and have provided our consumers with the most advanced pool and spa care available. As we have scaled, we have leveraged our competitive advantages to strategically reinvest in our business and intellectual property to develop new, value-added capabilities that allow us to meet the needs of any pool and spa owner, whether they care for their pool or spa themselves or rely on a professional, whatever the nature of their need may be, and however they wish to engage with us.

Legacy of Innovation

Over our 57-year history, we have introduced innovative ways to serve pool and spa owners and the professionals who care for their pools and spas.

Owned and Exclusive Brands. Since our inception in 1963, we have offered a portfolio of owned and exclusive brands. We continue to expand our selection of exclusive offerings through innovation, most recently with the launch of the Jacuzzi® and our RightFit® brands in 2016. Our exclusive brands and products account for approximately 55% of total sales and 80% of chemical sales. These proprietary brands and custom-formulated products are only available through our integrated platform and offer professional-grade quality to our consumers, while allowing us to achieve higher gross margins relative to sales of third-party products.

Complimentary and Proprietary Water Testing. We pioneered complimentary in-store water testing, and over the course of our history have conducted over 40 million tests, which has helped us establish relationships, cultivate loyalty, and drive attractive lifetime value with our consumers as they rely on us for their water treatment needs. We have found that consumers who regularly test their water with us spend more with us per year than other consumers, and we believe that these consumers experience significantly fewer days where their pools are out of commission.

Complimentary In-Store Repair. We provide complimentary in-store equipment repair, which we offer to all consumers with the purchase of Leslie’s replacement parts. Over the last fifteen years, we have conducted more than one million in-store repairs.

In-Field Services. We employ the industry’s largest in-field service network, consisting of more than 200 pool and spa care service professionals who have the expertise to provide essential, on-site equipment installation and repair services for residential and commercial consumers throughout the continental United States.

Loyalty Program. In 2014, we launched the industry’s first loyalty program, which helps track loyalty members’ water treatment history and prescriptions and rewards them for shopping with us. As of October 3, 2020, our loyalty program has more than 3.3 million members, up more than 50% from 2.1 million active members as of September 2018. Our loyalty members spend twice as much with us on average compared to our other consumers. In May 2021, we launched our updated loyalty program, Pool Perks, in order to offer more value-added features to further drive member enrollment and engagement.

Professional Market. In 2015, we made the strategic decision to resource this channel and accelerate sales growth to professional consumers. Through acquisitions, technology investments, and increased utilization of our integrated network we drove a sales CAGR of over 20% through fiscal year 2020. Our differentiated go-to-market model includes 952 convenient locations, including dedicated Leslie’s PRO locations in certain markets, extended operating hours, expansive product offering through our online platforms, multiple fulfillment capabilities, and the ability to provide pool professionals with referrals to residential consumers. Despite our strong growth, our penetration in the professional market remains modest with an estimated market share of less than 10%.

Leslie’s Evolution in the Digital World

Over the last five years, we have spent more than $70 million investing in new service offerings and digital capabilities that have modernized how consumers take care of their pools and spas.

Digital Network. We have built the largest digital presence in the industry. Our complementary platform of branded proprietary e-commerce websites and marketplace storefronts allows us to seamlessly serve the needs of all digital consumers through curated pricing and targeted merchandising strategies. In addition to our owned e-commerce websites, approximately 40% of our digital sales take place through online marketplaces. In all, our digital network is strategically designed to maximize total profitability. Our digital sales have grown at a CAGR of more than 35% between fiscal year 2015 and fiscal year 2020, and represented 26% of our total sales in fiscal year 2020, up from 8% in fiscal year 2015.

Mobile App. In 2018, we introduced a custom-designed mobile app that allows consumers to create a personalized pool profile, sync in-store prescriptions, and monitor the performance of at-home water tests. As of April 2021, the mobile app had more than half a million downloads and an average user rating of 4.6/5.0. We plan to continue enhancing this critical element of our network by introducing new features, including transaction capabilities.

Consumer-Centric Integrated Ecosystem. We architected a consumer-centric integrated ecosystem comprised of our physical network of 952 branded locations and a robust, data-driven digital platform. Over the last two years, we have invested in new capabilities, including global inventory visibility, buy online pick-up in store (“BOPIS”), buy online return in store (“BORIS”), and ship from store (“SFS”), all of which were introduced in 2021. With our integrated physical and digital network, we will have the unique advantage of being able to reach all consumers in the continental United States in less than 24 hours, whether they are homeowners, pool and spa professionals, or commercial pool operators, whenever, wherever, and however they prefer to shop.

AccuBlue® Water Testing & Prescription Service. In January 2020, we launched our AccuBlue® in-store water testing device and enhanced water testing experience. AccuBlue®, which features exclusive and proprietary software that incorporates our 57 years of accumulated water treatment expertise, automates and gamifies the water testing experience, driving enhanced accuracy, higher throughput, greater consumer engagement, and increased consumer adherence to prescription recommendations. Locations that have been equipped with AccuBlue® are growing sales at a faster rate than our other locations, supported by an increase in number of water tests performed, an improved conversion rate, and an increase in number of products prescribed per test which has resulted in greater units per transaction. In December 2020, we completed the rollout of AccuBlue® across our physical network.

Highly Experienced and Visionary Management Team. Over the last five years, we have built a diverse, multi-disciplinary management team to drive our consumer-first, digitally enabled growth. Since 2018, three of our seven senior leaders have joined our organization, bringing new expertise and capabilities that are highly complementary and synergistic with our core industry expertise that we have accumulated over decades.

Innovating the Future of Pool and Spa Care

As we look forward, we are committed to better serving our digital-first consumer by introducing an expanded portfolio of connected pool and spa products and services. We believe that we are uniquely positioned to leverage our market-leadership to continue to disrupt the pool and spa care category and further distance ourselves from our competition.

AccuBlue HomeTM Subscription. We are actively developing new technologies that seek to fundamentally change the way all consumers, whether a novice or an expert, care for their pools and spas. Through a new AccuBlue HomeTM subscription offering, we leverage our proprietary water diagnostics software to convert on-demand test results into actionable prescriptions and treatment plans tailored to the specific size and conditions of a consumer’s pool or spa, which we can seamlessly and automatically fulfill through our integrated network. We launched the pilot of our AccuBlue Home program in June 2021.

Certified Pool Maintenance Offering. We are assembling a strategic network of qualified pool professionals to extend the Leslie’s brand into on-site water maintenance, completing our suite of service offerings in the residential pool ecosystem.

Ongoing R&D. We continue to leverage our intellectual property and differentiated strategic position to be the innovator and disruptor in our industry. We plan to strategically reinvest in our business and bring to market new products and services that will continue to improve our ability to serve our consumers and win in the marketplace. In addition to our internal efforts, as the most recognized and trusted authority in the industry with the most direct access and deepest relationships with pool and spa owners, we continue to receive unsolicited opportunities from third parties to introduce to the market and commercialize new products and services on an exclusive basis.

Corporate Information

We were incorporated as a Delaware corporation on February 6, 2007.

Our principal executive offices are located at 2005 East Indian School Road, Phoenix, Arizona 85016 and our telephone number is (602) 366-3999. We maintain a website at the address www.lesliespool.com. Information contained on, or accessible through, our website is not a part of this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on that information when making a decision to invest in our common stock.

Leslie’s®, AccuBlue®, MyLife®, and other trademarks, trade names or service marks of Leslie’s, Inc. appearing in this prospectus are the property of Leslie’s, Inc. All other trademarks, trade names, and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the rights of the applicable licensor to these trademarks and tradenames.

RISK FACTORS

Uncertainties described in this prospectus and any accompanying prospectus supplement, including, without limitation, the risk factors set forth in our Annual Report on Form 10-K for the year ended October 3, 2020, as such risk factors may be updated in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, and the risk factors described in any applicable prospectus supplement, before making an investment decision and other filings we make with the SEC from time to time, which are incorporated by reference herein, before making an investment decision pursuant to this prospectus and any accompanying prospectus supplement relating to a specific offering.

Our business, financial condition, results of operations, cash flows and prospects, and your investment in the offered securities, could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of common stock by the selling stockholders.

The selling stockholders will receive all of the net proceeds from the sale of any shares of common stock under this prospectus. The selling stockholders will pay any underwriting, broker-dealer or agent discounts, concessions and commissions and expenses incurred by the selling stockholders for accounting, tax, and legal services and any other expenses incurred by the selling stockholders in disposing of the shares of common stock, unless otherwise agreed to by us. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus.

SELLING STOCKHOLDERS

We are registering the resale of 56,589,067 shares of common stock to permit each of such selling stockholders to resell such shares, as set forth in the table below, in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus. The shares covered by this prospectus may be offered from time to time by the selling stockholders.

The selling stockholders may sell some, all or none of their shares of common stock covered by this prospectus. We do not know how long the selling stockholders will hold their shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of their shares. The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of the shares on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. As a result, we cannot estimate the number of shares of common stock covered by this prospectus each of the selling stockholders will own in the future.

The table below sets forth the number of shares of our common stock that each selling stockholder may offer pursuant to this prospectus, as well as each selling stockholder’s beneficial ownership of our common stock prior to and following their sale of shares covered by this prospectus. Beneficial ownership is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power over securities. The information is not necessarily indicative of beneficial ownership for any other purpose. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of restricted stock units and stock options that are exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by the person holding the restricted stock units or stock options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

All information with respect to common stock ownership of the selling stockholders was furnished by each of the selling stockholders and is as of November 12, 2021, and assumes 189,879,835 shares of common stock outstanding as of November 12, 2021. We believe, based on the information furnished to us that each of the selling stockholders has sole voting and dispositive power with respect to all shares of common stock shown that it beneficially owns, subject to community property laws where applicable.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Offered Hereby	Number of Shares of Common Stock Beneficially Owned After this Offering
	Number	Percentage		Number	Percentage
Entities Affiliated with L Catterton(1)	31,760,419	16.7%	31,760,419	—	—%
Explorer Investment Pte. Ltd.(2)	19,229,919	10.1%	19,229,919	—	—%
Steven L. Ortega	2,230,867	1.2%	2,230,867	—	—%
Michael R. Egeck	1,708,685	*	1,708,685	—	—%
Steven M. Weddell	1,386,377	*	1,386,377	—	—%
Paula R. Baker	151,171	*	151,171	—	—%
Yolanda Daniel	7,353	*	7,353	—	—%
Jodeen Kozlak	7,353	*	7,353	—	—%
Eric Kufel	41,775	*	41,775	—	—%
Susan O’Farrell	7,353	*	7,353	—	—%
John Strain	57,795	*	57,795	—	—%

*	Represents less than 1%

(1)

All of the shares of common stock are held by Bubbles Investor Aggregator, L.P. (“Bubbles Aggregator”). C8 Management, L.L.C. is the general partner of Bubbles Aggregator, and the management of C8 Management, L.L.C. is controlled by a managing board. J. Michael Chu and Scott A. Dahnke are the members of the managing board of C8 Management, L.L.C. and as such could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by the entities affiliated with Catterton Management Company, L.L.C., but each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the entities and individuals mentioned in this footnote is 599 West Putnam Avenue, Greenwich, CT 06830.

(2)

Explorer Investment Pte. Ltd. (the “GIC Investor”) shares the power to vote and the power to dispose of these shares with GIC Special Investments Pte. Ltd. (“GIC SI”), and GIC Pte. Ltd. (“GIC”), both of which are private limited companies incorporated in Singapore. GIC SI is wholly owned by GIC and is the private equity investment arm of GIC. GIC is wholly owned by the Government of Singapore and was set up with the sole purpose of managing Singapore’s foreign reserves. The Government of Singapore disclaims beneficial ownership of these shares. The business address for the GIC Investor is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and certain provisions of our fifth amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the fifth amended and restated certificate of incorporation and the amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Our fifth amended and restated certificate of incorporation authorizes shares of common stock and undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Our authorized capital stock consists of 1,001,000,000 shares, all with a par value of $0.001 per share, of which:

•	1 billion shares are designated as common stock; and

•	1 million shares are designated as preferred stock.

As of November 12, 2021, we had outstanding:

•	189,879,835 shares of common stock; and

•	no shares of preferred stock.

As of November 12, 2021, there were approximately 10 stockholders of record, although there is a much larger number of beneficial holders. The actual number of stockholders is greater than the number of record holders stated above, and includes stockholders who are beneficial owners, but whose shares are held in “street name” by brokers and other nominees. Our board of directors is authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of our capital stock.

Common Stock

Voting Rights

The common stock is entitled to one vote per share on any matter that is submitted to a vote of our stockholders. Holders of shares of our common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders.

Our fifth amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors.

Economic Rights

Except as otherwise expressly provided in our fifth amended and restated certificate of incorporation or required by applicable law, all shares of our common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, including those described below.

Dividends and Distributions.    Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Company as may be declared by the board of directors from time to time with respect to the common stock out of assets or funds of the Company legally available therefor.

Liquidation Rights.    On our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of the Company of whatever kind available for distribution to the holders of common stock.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions.

Preferred Stock

Under our fifth amended and restated certificate of incorporation, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 1 million shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding. We have no present plan to issue any shares of preferred stock.

Registration Rights

In connection with the IPO, we entered into an agreement that provides that certain holders of our capital stock have certain registration rights and are subject to certain transfer restrictions. See the section titled “Certain Relationships and Related Party Transactions—Registration Rights” in our Annual Report on Form 10-K for the year ended October 3, 2020, which is incorporated by reference herein.

Anti-Takeover Provisions

Stockholder Action; Special Meeting of Stockholders

Our fifth amended and restated certificate of incorporation and amended and restated bylaws provide that, from and after the Trigger Event, our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders, provided, however, that any action required or permitted to be taken by the holders of preferred stock may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock. Our fifth amended and restated certificate of incorporation and our amended and restated bylaws also provide that, from and after the Trigger Event, except as otherwise required by law, special meetings of our stockholders can only be called by our chairman of the board or our board of directors.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Classified Board

Our fifth amended and restated certificate of incorporation provides that our board of directors will be classified into three classes of directors, each of which will hold office for staggered three-year terms. In addition, from and after the Trigger Event, directors may only be removed from the board of directors for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. The existence of a classified board could delay a potential acquirer from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential acquirer. See the section titled “Directors, Executive Officers and Corporate Governance—Composition of the Board of Directors and Election of Directors” in our Annual Report on Form 10-K for the year ended October 3, 2020, which is incorporated by reference herein.

Board of Directors Vacancies

Our fifth amended and restated certificate of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our fifth amended and restated certificate of incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

From and after the Trigger Event, amendments to certain provisions of our fifth amended and restated certificate of incorporation regarding the amendment of our fifth amended and restated certificate of incorporation, the composition and authority of our board of directors, the election and removal of directors, limitations of director liability, stockholder meetings, corporate opportunities, choice of forum and the interpretation of our fifth amended and restated certificate of incorporation will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. Our amended and restated bylaws authorize the board of directors to amend our bylaws without the assent or vote of shareholders, provided that, from and after the Trigger Event, stockholders may amend the bylaws with the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

Choice of Forum

Our fifth amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty; (iii) any action asserting a claim against us or our directors or officers arising under the DGCL or our fifth amended and restated certificate of incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of our fifth amended and restated certificate of incorporation or our amended and restated bylaws; (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; or (vi) any action asserting a claim against us or our directors or officers that is governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, any other state court of the State of Delaware, or if no state court of the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware, unless we consent in writing to the selection of an alternative forum. Unless we consent in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or our directors or officers. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the fifth amended and restated certificate of incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice of forum provision in our fifth amended and restated certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the fifth amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Exchange

Our common stock is listed on Nasdaq under the symbol “LESL.”

PLAN OF DISTRIBUTION

Resales by Selling Stockholders

We are registering the shares of common stock on behalf of the selling stockholders pursuant to the terms of the Registration Rights Agreements we entered into with the selling stockholders in connection with the Private Placement.

Any or all of the selling stockholders may offer the shares of common stock from time to time, either in increments or in a single transaction. The selling stockholders may also decide not to sell all the shares of common stock they are allowed to sell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The term “selling stockholders” also includes persons who obtain common stock from the selling stockholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or partners, as an assignee, transferee or other successor-in-interest, or in another private transaction.

Types of Sale Transactions

The selling stockholders may sell the shares of common stock offered by this prospectus at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices that may be changed. Sales of shares of our common stock by the selling stockholders may occur from time to time in one or more of the following types of transactions (which may involve crosses or block transactions):

•	through Nasdaq or any other securities exchange that quotes the common stock;

•	in the over-the-counter market;

•	in transactions other than on those exchanges or in the over-the-counter market (including negotiated transactions and other private transactions);

•	in short sales (sales of shares completed by delivery of borrowed stock) of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge;

•	through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock;

•	in a combination of any of the above transactions; or

•	any other method permitted pursuant to applicable law.

Selling stockholders may enter into hedging transactions from time to time in which a selling stockholder may:

•

enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of common stock, in which case such broker-dealer or other person may use shares of common stock received from the selling stockholder to close out its short positions;

•	sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with its short positions;

•

enter into option or other types of transactions that require the selling stockholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus; or

•

loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

Selling stockholders may use broker-dealers or other persons to sell their shares in transactions that may include one or more of the following:

•	a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

•	purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

Resales by selling stockholders may be made directly to investors or through securities firms acting as underwriters, brokers or dealers. When resales are to be made through a securities firm, the securities firm may be engaged to act as the selling stockholder’s agent in the resale of the shares of common stock by the selling stockholder, or the securities firm may purchase shares of our common stock from the selling stockholder as principal and thereafter resell those shares from time to time. The fees earned by or paid to the securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. The securities firm may resell the securities through other securities dealers, and commissions or concessions to those other dealers may be allowed.

The selling stockholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed “underwriters” under the Securities Act, and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

Instead of selling shares of common stock under this prospectus, the selling stockholders may sell shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may, at our option, file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

Regulation M

We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of common stock.

Expenses of this Offering

We have agreed to pay certain expenses incurred in connection with the registration and sale of the shares of common stock covered by this prospectus, including, among other things, all registration and filing fees (including SEC, Nasdaq and blue sky registration and filing fees), printing expenses, the fees and disbursements of our outside counsel and independent accountants, and the reasonable fees and disbursements of one counsel for each of the selling stockholders or its permitted transferees, but excluding any other expenses of the selling stockholders or underwriting commissions.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Leslie’s, Inc. appearing in Leslie’s, Inc.’s Annual Report on Form 10-K for the year ended October 3, 2020 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

12,500,000 Shares

Leslie’s, Inc.

Common Stock

Goldman Sachs & Co. LLC

Morgan Stanley

December 14, 2021